Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2008 THIRD QUARTER FINANCIAL RESULTS

Franklin Park, IL – June 6, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or "the Company") today announced financial results for its fiscal 2008 third quarter and nine months ended April 26, 2008.

Consolidated net sales for the fiscal 2008 third quarter decreased by approximately 9.9% to $24.4 million from $27.1 million in the third quarter of fiscal 2007, due primarily to lower sales in Del Global’s Medical Systems Group, where net sales decreased 9.8% to $20.9 million from $23.2 million in the prior year’s third quarter. The sales decrease reflected a decline in international sales volume and reduced sales of the domestic digital product line. Sales at the Power Conversion Group, which consist of the Company’s RFI Corporation subsidiary (“RFI”) for the third quarter totaled $3.5 million, a decline of approximately $0.4 million from the prior year’s third quarter sales due to reduced bookings during the period.

Consolidated gross margin for the fiscal 2008 third quarter increased to 23.4% from 22.2% in the comparable prior year period. At the Medical Systems Group, gross margin for the fiscal 2008 third quarter improved to 20.5% from 19.6% in the third quarter of fiscal 2007 primarily due to higher sales of the Del Global legacy product lines, which have lower selling prices, but greater gross margins. At RFI, gross margin improved to 40.3% from 37.7% in the fiscal 2007 third quarter, reflecting a decrease in production costs and increased margins in product mix.

Total operating expenses increased to 28.3% of net sales from 14.8% of net sales in the same period one year ago, the result of higher selling, general and administrative expenses (“SG&A”) and increased research and development (“R&D”) spending. The $3.1 million increase in SG&A expense is primarily attributable to: $1.9 million of one-time, non-cash goodwill impairment charges related to the Medical Systems Group’s U.S. medical business; $0.5 million of increased acquisition exploration expenses; expenses associated with a previously disclosed legal matter; increased stock based compensation charges related to an increased volume of stock options issued during the quarter; and increased professional services fees. A $0.2 million rise in R&D expenditures was due to increased international development efforts compared to the previous year’s third quarter, as well as continued investment in product development.

Primarily as a result of the non-cash goodwill impairment charges discussed above, the Company reported an operating loss of $1.2 million for the third quarter of fiscal 2008 as compared to operating income of $2.0 million in the comparable period last year. The Medical Systems Group incurred an operating loss of $1.9 million, which included the above mentioned goodwill impairment charges, compared to a gain of $1.3 million for the third quarter of fiscal 2007. RFI posted an operating profit of $0.8 million as compared to $0.9 million in the comparable period last year. Unallocated corporate expenses for the third quarter of fiscal 2008 totaled $0.1 million.

Del Global Technologies Corp. June 6, 2008	Page 2

For the third quarter of fiscal 2008, the Company reported a net loss of $1.6 million, or $0.07 per diluted share compared to net income of $1.1 million, or $0.06 per diluted share, in the third quarter of fiscal 2007. The $1.9 million of goodwill impairment charges negatively impacted fiscal 2008 third quarter earnings by $0.08 per diluted share. The increase in weighted average common shares outstanding for the third quarter of fiscal 2008 was due to shares issued in connection with the March 2007 Rights Offering.

BACKLOG

Consolidated backlog at April 26, 2008 decreased by approximately $0.3 million to $28.1 million from $28.4 million at July 28, 2007. Backlog at the Medical Systems Group decreased by approximately $0.7 million from July 28, 2007, reflecting decreased international bookings of roughly $1.3 million; offset by increased domestic bookings of roughly $0.6 million during the nine-month period. At RFI, backlog totaled $7.0 million at April 26, 2008, an increase of $0.4 million from levels at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at April 26, 2008 reflected working capital of $29.5 million, which included $6.7 million of cash and cash equivalents. At quarter end, Del Global did not have any outstanding borrowings under its U.S. or Italian revolving credit facilities. In the aggregate, the Company had approximately $22.3 million of borrowing availability under its domestic and Italian revolving credit facilities.

Significant highlights, activities and developments in the third quarter of 2008 and subsequent weeks included:

•
The appointment of Dennis Runyan as Del Medical’s Vice President of Sales for Digital Systems. Dennis joins Del Medical from Analogic and has been instrumental in developing the Del Medical/Analogic product marketing agreement.

•	The appointment of Mauro Scilligo as Vice President of Sales and Marketing at Villa Sistemi Medicali S.p.A., the Company’s wholly-owned subsidiary in Italy. Mauro joins Villa from Carestream.

•
The announcement of a new three-year distribution agreement with Vision Imaging Partners (“VIP”). In connection with this agreement, VetVision DRds (designed in collaboration with H.R. Simon and Company of Baltimore, Maryland) will now be available exclusively through VIP’s network of eighty-four independent dealers nationwide.

•
The announcement of a new two-year supply agreement with Pinnacle Management Group for Del Medical’s DCChoice product line. Pinnacle is considered to be one of the premier practice management groups for chiropractors worldwide and has over one-thousand affiliate members.

COMMENTS

James A. Risher, Del Global’s President and Chief Executive Officer, commented, “While we were not satisfied with our sales performance during the third quarter, we continued to position the Company to capitalize on new opportunities and future growth prospects. We exited the quarter in sound financial condition, and remain focused on further diversifying our product portfolio through new product development and strategic partnerships. We will continue to consider future strategic agreements and partnerships as a method for increasing Del’s exposure in a broader range of therapeutic marketplaces, as well as expanding our reach into new geographic regions both inside and outside the U.S.”

Del Global Technologies Corp. June 6, 2008	Page 3

INVESTOR CONFERENCE CALL

Del Global will host a conference call on Monday, June 9th, 2008 at 10:00 AM Eastern Time / 9:00 AM Central Time to discuss these results. The telephone number to join this conference call is (888) 737-9832 (Domestic) or (706) 679-0770 (International). In addition, the conference call will be broadcast live over the Internet under the “Investor Relations” section of Del Global’s web site at www.delglobal.com; click on “Presentations & Webcasts.” To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global’s website for approximately 30 business days.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries, the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.	THE EQUITY GROUP INC.

James A. Risher	Ethan Guttenplan
Chief Executive Officer	Account Executive
(847) 288-7065	(212) 836-9605

Mark A. Zorko	Devin Sullivan
Chief Financial Officer	Senior Vice President
(847) 288-7003	(212) 836-9608

Del Global Technologies Corp. June 6, 2008	Page 4

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 26,	April 28,	April 26,	April 28,
	2008	2007	2008	2007

Net Sales	$24,450	$27,122	$81,059	$73,179
Cost of Sales	18,735	21,097	61,424	56,408

Gross Margin	5,715	6,025	19,635	16,771

Selling, General and Administrative	4,335	3,465	12,300	10,455
Research and Development	677	540	1,814	1,508
Goodwill Impairment	1,911	-	1,911	-
Total Operating Expenses	6,923	4,005	16,025	11,963

Operating Income (Loss)	(1,208)	2,020	3,610	4,808

Interest expense, net of interest income of $26 and
$115 for the three and nine months ended in 2008, respectively and $44 for the three and nine months ended in 2007	(80)	(197)	(229)	(885)
Other Income (Loss)	(26)	(34)	29	(62)

Net Income (Loss) Before Income Tax Provision	(1,314)	1,789	3,410	3,861
Income Tax Provision	324	733	2,515	2,210

Net Income (Loss)	$(1,638)	$1,056	$895	$1,651

Net Income (Loss) Per Basic Share	$(0.07)	$0.06	$0.04	$0.12

Net Income (Loss) Per Diluted Share	$(0.07)	$0.06	$0.04	$0.12

Weighted Average Number of Common Shares
Outstanding:
Basic	24,197,755	17,221,706	24,179,577	13,509,306
Diluted	24,197,755	17,577,210	24,715,789	13,808,630

Del Global Technologies Corp. June 6, 2008	Page 5

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	April 26, 2008	July 28, 2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,741	$7,860
Trade receivables, net	24,703	21,221
Inventories	20,996	21,930
Prepaid expenses and other current assets	1,068	1,180
Total current assets	53,508	52,191

NON-CURRENT ASSETS:
Property plant and equipment, net	7,269	6,511
Deferred income taxes	954	1,011
Goodwill	4,526	6,437
Other assets	146	189
Total non-current assets	12,895	14,148
TOTAL ASSETS	$66,403	$66,339

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,545	$1,086
Accounts payable - trade	13,001	17,125
Accrued expenses	8,166	7,432
Income taxes payable	1,304	1,570
Total current liabilities	24,016	27,213

NON-CURRENT LIABILITIES:
Long-term debt, less current portion	5,005	5,398
Deferred income taxes	-	292
Other long-term liabilities	3,345	3,240
Total non-current liabilities	8,350	8,930
Total liabilities	32,366	36,143

SHAREHOLDERS’ EQUITY:
Total shareholders’ equity	34,037	30,196
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	66,403	66,339